Exhibit 99.1

PRESS RELEASE

Level 3 Reports Second Quarter 2010 Results

Second Quarter Financial Highlights

•                  Core Network Services revenue grew 1.3 percent sequentially on a constant currency basis*

•                  Consolidated Revenue of $908 million

•                  Communications Gross Margin increased to 59.9 percent from 59.1 percent in the second quarter 2009 and 58.8 percent in the first quarter 2010

•                  Consolidated Adjusted EBITDA grew to $209 million from $200 million in the prior quarter

•                  Sales for Core Network Services increased for third consecutive quarter

•                  Wholesale Core Network Services revenue grew 2 percent sequentially*

•                  Large Enterprise and Federal Core Network Services revenue grew 4 percent sequentially and 15 percent year-over-year

BROOMFIELD, Colo., July 27, 2010 — Level 3 Communications, Inc. (NASDAQ: LVLT) reported solid second quarter 2010 results, highlighted by sequential growth in Core Network Services revenue*, Gross Margin, and Consolidated Adjusted EBITDA, and improved sequential performance in Unlevered and Free Cash Flow. Consolidated revenue was $908 million for the second quarter 2010, compared to consolidated revenue of $910 million for the first quarter 2010 and $942 million for the second quarter 2009.

The net loss for the second quarter 2010 was $169 million, or $0.10 per share, compared to a net loss of $238 million, or $0.14 per share, for the first quarter 2010. The net loss for the first quarter 2010 included a $54 million, or $0.03 per share, loss on the extinguishment of debt. The net loss for the second quarter 2009 was $134 million, or $0.08 per share, which included a $14 million, or $0.01 per share, gain on the extinguishment of debt.

Consolidated Adjusted EBITDA was $209 million in the second quarter 2010, compared to $200 million in the first quarter 2010 and $229 million in the second quarter 2009.

“As we said last quarter, we expected to see sequential growth in our Core Network Services revenue for the rest of 2010,” said James Crowe, CEO of Level 3. “Core Network Services revenue grew sequentially by approximately 1 percent, excluding the $7 million asset sale in the first quarter 2010. Our Core Network Services sales increased for the third consecutive quarter, and we believe this is a good indicator of the improved performance we expect in the second half of the year.”

Financial Results

Metric ($ in millions)	Second Quarter 2010	First Quarter 2010	Second Quarter 2009
Total Communications Revenue	$892	$900	$926
Other Revenue	$16	$10	$16
Total Consolidated Revenue	$908	$910	$942
Consolidated Adjusted EBITDA(1)	$209	$200	$229
Capital Expenditures	$104	$82	$80
Unlevered Cash Flow(1)	$102	$51	$146
Free Cash Flow(1)	$(19)	$(90)	$20
Communications Gross Margin(1)	59.9%	58.8%	59.1%
Communications Adjusted EBITDA Margin(1)	23.4%	22.4%	24.8%

(1)       See schedule of non-GAAP metrics for definition and reconciliation to GAAP measures.

Communications Business

Revenue

Total Communications Revenue for the second quarter 2010 was $892 million, compared to $900 million for the first quarter 2010. Total Communications Revenue for the second quarter 2009 was $926 million.

*For the remainder of the press release and for all areas marked with an asterisk (*), Wholesale Core Network Services revenue and total Core Network Services revenue for the first quarter 2010 exclude the $7 million asset sale recognized during that quarter. Including the asset sale, Wholesale Core Network Services revenue was $343 million and total Core Network Services revenue was $701 million for the first quarter 2010.

Communications Revenue ($ in millions)	Second Quarter 2010	First Quarter 2010*	Percent Change*	Second Quarter 2009	Percent Change
Wholesale*	$342	$336	2%	$347	(1)%
Large Enterprise and Federal	$142	$136	4%	$124	15%
Mid-Market	$146	$151	(3)%	$161	(9)%
Europe	$69	$71	(3)%	$74	(7)%
Core Network Services*	$699	$694	1%	$706	(1)%
Wholesale Voice Services	$163	$165	(1)%	$171	(5)%
Other Communications Services	$30	$34	(12)%	$49	(39)%
Total Communications Services*	$892	$893	—	$926	(4)%

Core Network Services

Core Network Services revenue was $699 million in the second quarter 2010, an increase of approximately 1 percent from $694 million in the first quarter 2010. Core Network Services revenue was $706 million in the second quarter 2009.

“On a constant currency basis, total Core Network Services revenue grew sequentially by 1.3 percent,” said Sunit Patel, executive vice president and CFO of Level 3.

“Wholesale Core Network Services revenues grew 2 percent sequentially, with particular strength coming from our wireless and content customers.

“We continue to see excellent results from our Large Enterprise and Federal business, with 4 percent sequential growth, both from our existing customers and from adding new customers.

“Mid-market revenues declined in the second quarter of 2010, but we saw a significant ramp in Core Network Services sales. Core Network Services sales for mid-market increased by more than 10 percent from the fourth quarter 2009 to the first quarter 2010. In the second quarter 2010, mid-market sales increased by more than 30 percent sequentially. We expect this growth in sales to drive much better mid-market performance in the second half of 2010.

“We were pleased to see another quarter of sequential growth in our European business, which grew by 3 percent sequentially, adjusting for the effects of foreign currency.”

Deferred Revenue

The communications deferred revenue balance was $865 million at the end of the second quarter 2010, compared to $880 million at the end of the first quarter 2010 and $905 million at the end of the second quarter 2009.

Cost of Revenue

Communications cost of revenue decreased to $358 million in the second quarter 2010, from $371 million in the first quarter 2010, largely due to continued expense management and dispute settlements. Communications cost of revenue was $379 million in the second quarter 2009.

Communications gross margin was 59.9 percent for the second quarter 2010, compared to 58.8 percent in the first quarter 2010. Communications gross margin was 59.1 percent in the second quarter 2009.

Selling, General and Administrative Expenses (SG&A)

Excluding non-cash compensation expense, Communications SG&A was $324 million in the second quarter 2010, compared to $327 million in the first quarter 2010 and $311 million in the second quarter 2009.

Communications SG&A expenses, including non-cash compensation expense declined to $338 million for the second quarter 2010, from $343 million for the first quarter 2010.   SG&A expenses were $320 million for the second quarter 2009. Non-cash compensation expense was $14 million, $16 million and $9 million for the second quarter 2010, first quarter 2010 and second quarter 2009, respectively.

Adjusted EBITDA

Communications Adjusted EBITDA was $209 million for the second quarter 2010, compared to $202 million for the first quarter 2010. Second quarter 2009 Communications Adjusted EBITDA was $230 million.

Communications Adjusted EBITDA margin was 23.4 percent for the second quarter 2010, compared to 22.4 percent for the first quarter 2010 and 24.8 percent in the second quarter 2009.

Communications Adjusted EBITDA excludes non-cash compensation expense and includes restructuring charges. Restructuring charges were $1 million, less than $1 million and $6 million for the second quarter 2010, first quarter 2010 and the second quarter 2009, respectively.

Consolidated Cash Flow and Liquidity

During the second quarter 2010, Unlevered Cash Flow was $102 million, versus $51 million in the first quarter 2010, and $146 million for the second quarter 2009.

Consolidated Free Cash Flow was negative $19 million for the second quarter 2010, compared to negative $90 million for the first quarter 2010. Consolidated Free Cash Flow was positive $20 million in the second quarter 2009.

During the quarter, the company redeemed the remaining $172 million aggregate principal amount of its 10% Convertible Senior Notes due 2011. In conjunction with this transaction, the company recognized a $4 million loss on extinguishment of debt in the second quarter 2010.

In July 2010, the company repaid, at maturity, the remaining $38 million aggregate principal amount of its 2.875% Convertible Senior Notes.

As of June 30, 2010, the company had cash and cash equivalents of approximately $442 million.

Business Outlook

“We continue to be encouraged by the opportunities we see across the business, as demonstrated by our Core Network Services sales growth this year,” said Patel. “We expect Core Network Services revenue to grow sequentially for the rest of 2010.

“In the third quarter 2010, we do expect to see SG&A expenses increase as a result of the typical seasonal increase in utility costs during that quarter. Outside of utility costs, we continue to expect SG&A to remain relatively flat as we continue to invest in sales and service delivery resources while managing expenses in other areas of the business.”

Summary

“Demand remains strong across our customer base,” said Crowe. “With our extensive local and long haul fiber-optic network, we believe we have the right network, services and resources to take advantage of these ongoing opportunities for growth.”

Conference Call and Web Site Information

Level 3 will hold a conference call to discuss the company’s second quarter results at 10 a.m. EDT today. To join the call, please dial 800-930-1344 or 913-312-0959, access code 2481199. A live broadcast of the call can also be heard on Level 3’s website at http://lvlt.client.shareholder.com. During the call, the company will review an earnings presentation that summarizes the financial results of the quarter. This presentation may be accessed at http://lvlt.client.shareholder.com/results.cfm.

An audio replay of the call will be available until 11:59 p.m. EDT on Thursday, Aug. 5, 2010, by dialing 888-203-1112 or 719-457-0820, access code 2481199. The archived webcast of the first quarter conference call together with the press release, financial statements, earnings presentation and non-GAAP reconciliations may also be accessed at http://lvlt.client.shareholder.com.

For additional information please call 720-888-2502.

About Level 3 Communications

Level 3 Communications, Inc. (NASDAQ: LVLT) is a leading international provider of fiber-based communications services. Enterprise, content, wholesale and government customers rely on Level 3 to deliver services with an industry-leading combination of scalability and value over an end-to-end fiber network. Level 3 offers a portfolio of metro and long-haul services, including transport, data, Internet, content delivery and voice. For more information, visit www.Level3.com.

Forward-Looking Statement

Some of the statements made in this press release are forward looking in nature. These statements are based on management’s current expectations or beliefs. These forward looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside Level 3’s control, which could cause actual events to differ materially from those expressed or implied by the statements. The most important factors that could prevent Level 3 from achieving its stated goals include, but are not limited to, the current uncertainty in the global financial markets and the global economy; disruptions in the financial markets that could affect Level 3’s ability to obtain additional financing; as well as the company’s ability to: increase and maintain the volume of traffic on the network; successfully integrate acquisitions; develop effective business support systems; defend intellectual property and proprietary rights; manage system and network failures or disruptions; develop new services that meet customer demands and generate acceptable margins; adapt to rapid technological changes that lead to further competition; attract and retain qualified management and other personnel; and meet all of the terms and conditions of debt obligations. Additional information concerning these and other important factors can be found within Level 3’s filings with the Securities and Exchange Commission. Statements in this press release should be evaluated in light of these important factors. Level 3 is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

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Contact Information

Media:	Investors:
Monica Martinez	Valerie Finberg
720-888-3991	720-888-2501
Monica.Martinez@Level3.com	Valerie.Finberg@Level3.com

Non-GAAP Metrics

Pursuant to Regulation G, the company is hereby providing a reconciliation of non-GAAP financial metrics to the most directly comparable GAAP measure.

The following describes and reconciles those financial measures as reported under accounting principles generally accepted in the United States (GAAP) with those financial measures as adjusted by the items detailed below and presented in the accompanying news release. These calculations are not prepared in accordance with GAAP and should not be viewed as alternatives to GAAP. In keeping with its historical financial reporting practices, the company believes that the supplemental presentation of these calculations provides meaningful non-GAAP financial measures to help investors understand and compare business trends among different reporting periods on a consistent basis, independently of regularly reported non-cash charges and infrequent or unusual events.

Consolidated Revenue is defined as total revenue from the Consolidated Statements of Operations.

Communications Revenue is defined as communications revenue from the Consolidated Statements of Operations.

Core Network Services Revenue includes revenue from transport, infrastructure, data and local and enterprise voice communications services.

Communications Gross Margin ($) is defined as Communications Revenue less Communications Cost of Revenue from the Consolidated Statements of Operations.

Communications Gross Margin (%) is defined as Communications Gross Margin ($) divided by Communications Revenue. Management believes that gross margin is a relevant metric to provide to investors, as it is a metric that management uses to measure the margin available to the company after it pays third party network services costs; in essence, a measure of the efficiency of the company’s network.

Adjusted EBITDA is defined as net income (loss) from the Consolidated Statements of Operations before income taxes, total other income (expense), non-cash impairment charges, depreciation and amortization and non-cash stock compensation expense.

Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by total revenue.

Adjusted EBITDA Metrics	Q2 2010
($ in millions)	Communications	Other	Consolidated

Net Loss	$(167)	$(2)	$(169)
Income Tax Expense	—	—	—
Total Other (Income) Expense	140	1	141
Depreciation and Amortization	222	1	223
Non-cash Stock Compensation	14	—	14
Adjusted EBITDA	$209	$—	$209

Revenue	$892

Adjusted EBITDA Margin	23.4%

Adjusted EBITDA Metrics	Q1 2010
($ in millions)	Communications	Other	Consolidated

Net Loss	$(235)	$(3)	$(238)
Income Tax Expense	1	—	1
Total Other (Income) Expense	196	—	196
Depreciation and Amortization	224	1	225
Non-cash Stock Compensation	16	—	16
Adjusted EBITDA	$202	$(2)	$200

Revenue	$900

Adjusted EBITDA Margin	22.4%

Adjusted EBITDA Metrics	Q2 2009
($ in millions)	Communications	Other	Consolidated

Net Income (Loss)	$(137)	$3	$(134)
Income Tax Expense	1	—	1
Total Other (Income) Expense	130	(5)	125
Depreciation and Amortization	227	1	228
Non-cash Stock Compensation	9	—	9
Adjusted EBITDA	$230	$(1)	$229

Revenue	$926

Adjusted EBITDA Margin	24.8%

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Management believes that Adjusted EBITDA and Adjusted EBITDA Margin are relevant and useful metrics to provide to investors, as they are an important part of the company’s internal reporting and are key measures used by Management to evaluate profitability and operating performance of the company and to make resource allocation decisions.  Management believes such measures are especially important in a capital-intensive industry such as telecommunications.  Management also uses Adjusted EBITDA and Adjusted EBITDA Margin to compare the company’s performance to that of its competitors and to eliminate certain non-cash and non-operating items in order to consistently measure from period to period its ability to fund capital expenditures, fund growth, service debt and determine bonuses.  Adjusted EBITDA excludes non-cash impairment charges and non-cash stock compensation expense because of the non-cash nature of these items.  Adjusted EBITDA also excludes interest income, interest expense and income taxes because these items are associated with the company’s capitalization and tax structures. Adjusted EBITDA also excludes depreciation and amortization expense because these non-cash expenses reflect the impact of capital investments which management believes should be evaluated through free cash flow.  Adjusted EBITDA excludes the gain (or loss) on extinguishment of debt and other, net because these items are not related to the primary operations of the company.

There are limitations to using non-GAAP financial measures, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from the company’s calculations.  Additionally, this financial measure does not include certain significant items such as interest income, interest expense, income taxes, depreciation and amortization, non-cash impairment charges, non-cash stock compensation expense, the gain (or loss) on extinguishment of debt and net other income (expense).  Adjusted EBITDA and Adjusted EBITDA Margin should not be considered a substitute for other measures of financial performance reported in accordance with GAAP.

Unlevered Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures, plus cash interest paid and less interest income all as disclosed in the Consolidated Statements of Cash Flows or the Consolidated Statements of Operations. Management believes that Unlevered Cash Flow is a relevant metric to provide to investors, as it is an indicator of the operational strength and performance of the company and, measured over time, provides management and investors with a sense of the growth pattern of the business.

There are material limitations to using Unlevered Cash Flow to measure the company against some of its competitors as it excludes certain material items such as payments on and repurchases of long-term debt, interest income and cash interest expense. Level 3 does not currently pay a significant amount of income taxes due to net operating losses, and therefore, generates higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable and accounts payable and capital expenditures. Unlevered Cash Flow should not be used as a substitute for net change in cash and cash equivalents on the Consolidated Statements of Cash Flows.

Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures as disclosed in the Consolidated Statements of Cash Flows. Management believes that Free Cash Flow is a relevant metric to provide to investors, as it is an indicator of the

3

company’s ability to generate cash to service its debt. Free Cash Flow excludes cash used for acquisitions and principal repayments.

There are material limitations to using Free Cash Flow to measure the company against some of its competitors as Level 3 does not currently pay a significant amount of income taxes due to net operating losses, and therefore, generates higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable and accounts payable and capital expenditures. This financial measure should not be used as a substitute for net change in cash and cash equivalents on the Consolidated Statements of Cash Flows.

Unlevered Cash Flow and Free Cash Flow
Three Months Ended June 30, 2010	Unlevered
($ in millions)	Cash Flow	Free Cash Flow

Net Cash Provided by Operating Activities	$85	$85
Capital Expenditures	$(104)	$(104)
Cash Interest Paid	$121	N/A
Interest Income	$ (—)	N/A
Total	$102	$(19)

Unlevered Cash Flow and Free Cash Flow
Three Months Ended March 31, 2010	Unlevered
($ in millions)	Cash Flow	Free Cash Flow

Net Cash Used in Operating Activities	$(8)	$(8)
Capital Expenditures	$(82)	$(82)
Cash Interest Paid	$141	N/A
Interest Income	$ (—)	N/A
Total	$51	$(90)

Unlevered Cash Flow and Free Cash Flow
Three Months Ended June 30, 2009	Unlevered
($ in millions)	Cash Flow	Free Cash Flow

Net Cash Provided by Operating Activities	$100	$100
Capital Expenditures	$(80)	$(80)
Cash Interest Paid	$127	N/A
Interest Income	$(1)	N/A
Total	$146	$20

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Attachment #1

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
(dollars in millions, except per share data)	2010	2010	2009

Revenue:
Communications	$892	$900	$926
Coal Mining	16	10	16
Total Revenue	908	910	942

Costs and Expenses (exclusive of depreciation and amortization shown separately below):
Cost of Revenue:
Communications	358	371	379
Coal Mining	16	12	16
Total Cost of Revenue	374	383	395

Depreciation and Amortization	223	225	228
Selling, General and Administrative	338	343	321
Restructuring Charges	1	—	6
Total Costs and Expenses	936	951	950

Operating Loss	(28)	(41)	(8)

Other Income (Expense):
Interest income	—	—	1
Interest expense	(145)	(149)	(152)
Other, net	4	(47)	26
Total Other Income (Expense)	(141)	(196)	(125)

Loss Before Income Taxes	(169)	(237)	(133)

Income Tax Expense	—	(1)	(1)

Net Loss	$(169)	$(238)	$(134)

Basic and Diluted Loss per Share	$(0.10)	$(0.14)	$(0.08)

Shares Used to Compute Basic and Diluted Loss per Share (in thousands):	1,660,009	1,647,407	1,632,254

© 2010 by Level 3 Communications, Inc. All rights reserved.

Attachment #2

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(unaudited)

	June 30,	March 31,	December 31,
(dollars in millions)	2010	2010	2009

Assets

Current Assets:
Cash and cash equivalents	$442	$639	$836
Restricted cash and securities	1	2	3
Receivables, less allowances for doubtful accounts of $17, $19 and $18, respectively	312	304	323
Other	101	96	97
Total Current Assets	856	1,041	1,259

Property, Plant and Equipment, net	5,376	5,518	5,687
Restricted Cash and Securities	120	124	122
Goodwill	1,425	1,427	1,429
Other Intangibles, net	419	443	467
Other Assets	100	109	98
Total Assets	$8,296	$8,662	$9,062

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$355	$345	$364
Current portion of long-term debt	41	213	705
Accrued payroll and employee benefits	45	34	51
Accrued interest	144	134	140
Current portion of deferred revenue	148	151	162
Other	63	64	97
Total Current Liabilities	796	941	1,519

Long-Term Debt, less current portion	6,223	6,211	5,755
Deferred Revenue, less current portion	717	729	740
Other Liabilities	545	560	557
Total Liabilities	8,281	8,441	8,571

Stockholders’ Equity	15	221	491
Total Liabilities and Stockholders’ Equity	$8,296	$8,662	$9,062

© 2010 by Level 3 Communications, Inc. All rights reserved.

Attachment #3

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
(dollars in millions)	2010	2010	2009

Cash Flows from Operating Activities:
Net loss	$(169)	$(238)	$(134)

Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	223	225	228
Non-cash compensation expense attributable to stock awards	14	16	9
Loss (Gain) on extinguishment of debt, net	5	54	(14)
Accretion of debt discount and amortization of debt issuance costs	14	14	16
Accrued interest on long-term debt	10	(6)	9
Change in fair value of embedded derivative	(8)	(2)	—
Other, net	5	(7)	(1)
Changes in working capital items:
Receivables	(10)	17	30
Other current assets	(5)	(7)	(12)
Payables	12	(17)	(28)
Deferred revenue	(11)	(16)	29
Other current liabilities	5	(41)	(32)
Net Cash (Used in) Provided by Operating Activities	85	(8)	100

Cash Flows from Investing Activities:
Capital expenditures	(104)	(82)	(80)
Decrease in restricted cash and securities, net	4	—	4
Net Cash Used in Investing Activities	(100)	(82)	(76)

Cash Flows from Financing Activities:
Long term debt borrowings, net of issuance costs	—	613	274
Payments on and repurchases of long-term debt	(176)	(714)	(346)
Net Cash Used in Financing Activities	(176)	(101)	(72)

Effect of Exchange Rates on Cash and Cash Equivalents	(6)	(6)	6

Net Change in Cash and Cash Equivalents	(197)	(197)	(42)

Cash and Cash Equivalents at Beginning of Period	639	836	672

Cash and Cash Equivalents at End of Period	$442	$639	$630

Supplemental Disclosure of Cash Flow Information:
Cash interest paid	$121	$141	$127
Income taxes paid, net of refunds	$1	$(2)	$3

© 2010 by Level 3 Communications, Inc. All rights reserved.